Exhibit 99.2

COMBINED PERPETUAL CORPORATION

Combined Unaudited Financial
Statements as of, and for the Nine Months
Ended, June 30, 2014 and 2013

COMBINED PERPETUAL CORPORATION

COMBINED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	September 30, 2013	June 30, 2014
ASSETS
Current assets
Cash and cash equivalents	$13,882	$4,890
Accounts receivable, less allowance for doubtful accounts of $1,407 and $1,442	39,644	43,673
Program rights	7,829	1,792
Deferred income taxes	1,821	2,113
Other	3,062	2,686

Total current assets	66,238	55,154

Property, plant and equipment, net	30,343	25,691
Intangible assets, net	11,590	11,590
Income tax receivable, net	—	15,634
Program rights	426	296
Deferred income taxes	1,420	—
Deferred financing costs and other	6,418	5,422
	$116,435	$113,787

LIABILITIES AND OWNERS’ DEFICIT
Current liabilities
Accounts payable	$2,324	$2,779
Current portion of long-term debt	—	15,000
Accrued interest payable	13,751	4,770
Program rights payable	8,874	2,816
Accrued employee benefit expenses	4,492	3,977
Accrued income taxes	—	7,388
Other accrued expenses	4,557	4,797

Total current liabilities	33,998	41,527

Long-term debt	455,000	455,000
Program rights payable	509	412
Deferred income taxes	—	1,352
Deferred rent and other	7,902	3,996
Total liabilities	497,409	502,287

Commitments and contingent liabilities
Owners’ deficit (Note 5)	(380,974)	(388,500)
	$116,435	$113,787

See accompanying notes to the interim combined financial statements.

COMBINED PERPETUAL CORPORATION

COMBINED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
	2013	2014
Operating revenues, net	$181,922	$171,788

Television operating expenses, excluding depreciation and amortization	98,036	100,961
Depreciation and amortization	5,844	4,906
Corporate expenses	5,723	7,620

	109,603	113,487

Operating income	72,319	58,301

Nonoperating income (expense)
Interest income	86	—
Interest expense	(27,733)	(27,809)
Gain on settlement of insurance policies	3,993	—
Other	(1,102)	(1,085)

	(24,756)	(28,894)

Income before income taxes	47,563	29,407
Provision for income taxes	12,135	10,829

Net income	$35,428	$18,578

See accompanying notes to the interim combined financial statements.

COMBINED PERPETUAL CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
	2013	2014
Cash flows from operating activities:
Net income	$35,428	$18,578

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,909	4,898
Amortization of deferred financing costs	1,011	1,011
Provision for doubtful accounts	224	316
(Gain) loss on disposal of assets	(65)	9
Other noncash changes in tax provision	(5,296)	(2,528)
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(5,567)	(4,345)
Program rights	6,040	6,167
Other current assets	(586)	376
Deferred income taxes	402	2,480
Cash surrender value of life insurance	14,062	—
Other noncurrent assets	21	(15)
Increase (decrease) in liabilities:
Accounts payable	1,384	455
Accrued interest payable	(9,104)	(8,981)
Program rights payable	(6,258)	(6,155)
Accrued employee benefit expenses	(1,181)	(515)
Accrued income taxes	—	7,388
Other accrued expenses	(3,024)	240
Deferred rent and other liabilities	(935)	(1,433)

Total adjustments	(2,963)	(632)

Net cash provided by operating activities	32,465	17,946

Cash flows from investing activities:
Capital expenditures	(3,590)	(260)
Proceeds from disposal of assets	299	5

Net cash used in investing activities	(3,291)	(255)

Cash flows from financing activities:
Borrowings under line of credit	51,500	54,000
Repayments under line of credit	(46,500)	(39,000)
Distributions to owners	(49,194)	(41,683)

Net cash used in financing activities	(44,194)	(26,683)

Net decrease in cash and cash equivalents	(15,020)	(8,992)
Cash and cash equivalents, beginning of period	17,529	13,882

Cash and cash equivalents, end of period	$2,509	$4,890

Supplemental cash flow disclosure:

Payment of IRS tax assessments by Perpetual Corporation	$—	$18,107

See accompanying notes to the interim combined financial statements.

COMBINED PERPETUAL CORPORATION

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS

(Dollars in thousands)

NOTE 1— These interim combined financial statements of Combined Perpetual Corporation provide combined financial information of Allbritton Group, LLC (AG), a subsidiary of Perpetual Corporation (Perpetual) and its affiliate, Charleston Television, LLC (Charleston Television), a subsidiary of Allholdco, Inc. (Allholdco), the consolidated income tax activity of Perpetual and certain transaction costs related to the purchase agreement (the Combined Company or Combined Perpetual), dated July, 28 2013, between the Allbritton family and Sinclair Broadcast Group with respect to the acquisition of Perpetual Corporation and Charleston Television, LLC (the Purchase Agreement). Perpetual and Allholdco are collectively referred to as Owners. These Combined Company financial statements are being prepared as a requirement of the Purchase Agreement. See Note 7. These companies are registered in Delaware and are controlled by the Allbritton family. Except for the income tax accounts, the combined financial statements do not include other Perpetual subsidiaries, the “Non-Business Subsidiaries,” as they are defined by the Purchase Agreement. The combined interim financial statements do not include all disclosures normally included with the audited combined financial statements, and accordingly should be read together with the audited combined financial statements and the notes thereto for the year ended September 30, 2013.  In the opinion of management, the accompanying combined interim financial statements contain all adjustments necessary to fairly state the financial position, results of operations, and cash flows for the periods presented.  The results of operations for the nine months ended June 30, 2014 are not necessarily indicative of the results to be expected for the entire fiscal year.

AG through its wholly owned subsidiary, Allbritton Communications Company (ACC), owns six ABC network-affiliated television stations and Charleston Television owns one ABC network-affiliated television station. Together these stations serve the following seven geographic markets:

Station	Market
ACC
WJLA	Washington, D.C.
WHTM	Harrisburg-Lancaster-York-Lebanon, Pennsylvania
WBMA/WCFT/WJSU	Birmingham (Anniston and Tuscaloosa), Alabama
KATV	Little Rock, Arkansas
KTUL	Tulsa, Oklahoma
WSET	Roanoke-Lynchburg, Virginia
Charleston Television
WCIV	Charleston, South Carolina

The Combined Company also provides 24-hour per day basic cable television programming to the Washington, D.C. market, through NewsChannel 8, primarily focused on regional and local news for the Washington, D.C. metropolitan area.  The operations of NewsChannel 8 are integrated with WJLA (WJLA/NewsChannel 8).

COMBINED PERPETUAL CORPORATION

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

NOTE 2— The Combined Company’s outstanding debt is solely attributable to ACC. The fair value of long-term debt is estimated on a recurring basis. ACC estimates the fair value of its Senior Notes to be approximately $495,000 and $476,000 at September 30, 2013 and June 30, 2014, respectively.  These fair value estimates were determined based on Level 2 inputs.

The carrying amount of the Combined Company’s cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, program rights payable and senior credit facility, which is presented as current portion of long-term debt on the accompanying balance sheet, approximate fair value due to the short maturity of those instruments.

NOTE 3—The carrying value of the Combined Company’s indefinite-lived intangible assets, consisting of its broadcast licenses, at June 30, 2013 and 2014 was $11,590.

NOTE 4—The accounting rules for combined financial statements require that the income tax accounts for Perpetual and Charleston Television be calculated as standalone entities and then combined for presentation purposes. Perpetual files a consolidated federal income tax return and a combined state income tax return in certain states. Charleston Television is included in a consolidated federal income tax return filed by its parent company, Allholdco. Charleston Television’s federal and state income tax liabilities are computed based upon statutory federal and state income tax rates applied to Charleston Television’s taxable income. Using the calculation described above, certain activity included in Perpetual’s consolidated income tax provision is not included as a component of these combined financial statements as it is not representative of activity of the Combined Company defined in Note 1. The exclusion of this activity reduces the effective tax rate of the Combined Company by an amount that fluctuates based on the operating results of the excluded activities.

In conjunction with the preparation of these combined financial statements, Charleston Television recorded income tax expense in accordance with the accounting rules for income taxes. To the extent that there is a difference between tax payments that would be due as calculated in accordance with the accounting rules and tax payments actually made to Allholdco, such adjustments have been recorded to owners’ deficit.

During the nine months ended June 30, 2014, Perpetual received and paid IRS tax assessments of $18,107 related to the audits of tax years 2005, 2007 and 2008. Because the Company expects that these amounts will be refunded they have been reflected as an income tax receivable, net of applicable reserves in the accompanying combined balance sheets. Subsequent to June 30, 2014, Perpetual received and paid an IRS tax assessment of $1,715 related to the audit of tax year 2006. Perpetual is also contesting this tax assessment and anticipates this amount will be refunded. Perpetual continues to vigorously defend its positions.

NOTE 5—In the ordinary course of business, the Combined Company makes cash advances in the form of distributions to owners. At present, the primary source of repayment of the net advances from the Combined Company is through the ability of the Combined Company to pay dividends or make other distributions.  Accordingly, such amounts have been treated as increases

COMBINED PERPETUAL CORPORATION

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

to owners’ deficit in the accompanying combined balance sheets.  There is no immediate intent for these amounts to be repaid.

Certain amounts paid by the Owners of the Combined Company are reflected as noncash adjustments in owners’ deficit, including certain transaction costs and income taxes paid by the Owners, and have been recorded in conjunction with the preparation of these Combined Perpetual financial statements.

The components of owners’ deficit and the related activity during the nine months ended June 30, 2013 and 2014 consist of the following:

Balance as of September 30, 2012	$(364,180)

Net income	35,428
Distributions to owners	(49,194)
Other noncash changes in tax provision	(5,296)

Balance as of June 30, 2013	$(383,242)

Balance as of September 30, 2013	$(380,974)

Net income	18,578
Distributions to owners	(41,683)
Other noncash changes in tax provision	(2,528)
Payment of IRS tax assessments by Perpetual Corporation	18,107

Balance as of June 30, 2014	$(388,500)

NOTE 6— During the nine months ended June 30, 2013, Combined company-owned life insurance policies terminated upon the death of the insured, the Combined Company’s founder and former Chairman. As a result, the Combined Company recognized a $3,993 non-taxable gain representing the difference between the death benefit and the cash surrender value of the policies. The resulting gain was recorded as a component of nonoperating income during the nine months ended June 30, 2013 in the accompanying consolidated statement of operations, and served to reduce the Combined Company’s effective tax rate for the nine months ended June 30, 2013. Total proceeds of $18,102 from the policies were received during the nine months ended June 30, 2013.

NOTE 7— On July 28, 2013, the Allbritton family entered into an agreement to sell the stock of Perpetual and the equity interest of its affiliate, Charleston Television to the Sinclair Broadcast Group for an aggregate purchase price of $985,000, subject to adjustment for working capital. Completion of the transaction was subject to customary closing conditions, including FCC approval and antitrust clearance, as applicable. The transaction closed on July 31, 2014. Certain

COMBINED PERPETUAL CORPORATION

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

transaction-related expenses have been presented as period costs and included in corporate expenses in the accompanying statements of operations.

In anticipation of, and conditioned on the consummation of this transaction, Perpetual and certain of its Business Subsidiaries, as defined by the Purchase Agreement and Charleston Television separately entered into various retention agreements with certain key employees of the Combined Company. The agreements provided a bonus payment upon the completion of the sale of Perpetual and Charleston Television to those certain key employees who remained employed by the Combined Company, or its assignee, and were paid upon closing on July 31, 2014. As of June 30, 2014, the Combined Company had not accrued any amounts for these potential future obligations.

In addition, in accordance with the terms of the Purchase Agreement, ACC was required to purchase or redeem all outstanding Senior Notes and repay in full any outstanding debt under the Credit Agreement as of the closing date. On June 13, 2014, ACC commenced a tender offer to redeem the Senior Notes at a redemption price of 104.667% of the outstanding principal amount of the Notes. The tender was completed on July 30, 2014. Notes representing approximately 99.92% of the then-outstanding principal amount of Notes were tendered and ACC exercised its option to accept for payment and settle $454,640 of the Senior Notes. On July 31, 2014, ACC also delivered notice to the holders of all of its remaining outstanding Senior Notes of its intention to redeem any and all of the Senior Notes pursuant to the Indenture governing the Notes at a redemption price of 104% of the then-outstanding principal amount of the Notes.  On July 31, 2014, funds in an amount sufficient to pay and discharge the entire indebtedness of the Notes was deposited with the trustee for the Notes.

NOTE 8 —In May 2014, the Financial Accounting Standards Board issued a new financial accounting standard on revenue from contracts with customers. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2016. Early adoption is not permitted. The Combined Company is currently evaluating the impact of this accounting standard.

NOTE 9 —Management has evaluated subsequent events for disclosure in these interim combined financial statements through September 23, 2014, which is the date the financial statements were available to be issued.